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                                                                     EXHIBIT 4.2



                                    AMENDMENT

                                     to the

                        PREFERRED STOCK RIGHTS AGREEMENT

                                     between

                           ISTA PHARMACEUTICALS, INC.

                                       And

                          MELLON INVESTOR SERVICES LLC



        This first Amendment (the "Amendment") to the Preferred Stock Rights Agreement is made and entered into as of November 18, 2002 between ISTA PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and MELLON INVESTOR SERVICES LLC, as Rights Agent (the "Rights Agent").



                                 R E C I T A L S



        WHEREAS, the Company and Mellon Investor Services LLC entered into the Preferred Stock Rights Agreement dated as of December 31, 2001(the "Rights Agreement").

        WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights (as defined in the Rights Agreement).

        WHEREAS, the Company has entered into a Note and Warrant Purchase Agreement by and among the Company and certain investors listed on Schedule I thereto, dated as of September 19, 2002 (the "Bridge Loan Agreement"), pursuant to which, among other things, the Company issued convertible secured promissory notes and warrants. In addition, the Company has entered into a Common Stock and Warrant Purchase Agreement by and among the Company and certain investors listed on Exhibit A thereto, dated as of September 19, 2002 (the "PIPE Agreement"), pursuant to which, among other things, the Company will sell and issue Common Shares and warrants.

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        WHEREAS, on September 11, 2002, the Board of Directors of the Company
resolved to amend the Rights Agreement to render the Rights inapplicable to the transactions contemplated by the Bridge Loan Agreement and PIPE Agreement.

        WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

        2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

        3. Section 1(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following new language:

        "(a) "ACQUIRING PERSON" shall mean any Person, other than: (i) Sanderling Venture Partners IV, L.P., Sanderling Venture Partners V, L.P., Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, and Sanderling V Ventures Management, (ii) Donaldson, Lufkin & Jenrette Securities Corp., Sprout Entrepreneurs' Fund, L.P., and Sprout Capital IX, L.P., (iii) Investor Growth Capital Limited and Investor Group L.P., (iv) Dionis Trust, Grant Gund 1978 Trust, G. Zachary Gund 1978 Trust, and Gund Investment Corporation, (v) KBL Healthcare, LP and KBL Partnership, LP, (vi) Ontario Teachers' Pension Plan, (vii) CDP Capital, and (viii) MDS Life Sciences Technology Fund II NC Limited Partnership and MLII Co-Investment Fund NC Limited Partnership, and the Affiliates and Associates of such Persons, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Furthermore, none of the Distribution Date, Shares Acquisition Date or Triggering Event shall be deemed to occur, in each such case, by: (x) the approval, execution, delivery or performance of the Note and Warrant Purchase Agreement by and among the Company and certain investors listed on Schedule I thereto, dated as of September 19, 2002 (the "Bridge Loan Agreement"), or the Common Stock and Warrant Purchase Agreement by and among the Company and certain investors listed on Exhibit A thereto, dated as of September 19, 2002 (the "PIPE Agreement"); or (y) the announcement, commencement or consummation of any of the transactions contemplated by the Bridge Loan Agreement or the PIPE Agreement. In the event any of the transactions contemplated by the Bridge Loan Agreement or PIPE Agreement occurs, Common Shares issued or issuable upon conversion or exercise of securities issued pursuant to such transactions shall not entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire

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        securities of any party to the Bridge Loan Agreement or PIPE Agreement.
        Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (A) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (1) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (2) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (B) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding."

        4. Effective Date. This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Amendment by the Company and authorization by the Board of Directors of the Company approving the Amendment; (b) delivery of a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with Section 27 of the Rights Agreement; and (c) the execution and delivery of this Amendment by the Rights Agent.

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        5. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

        6. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

        7. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.



                            [Signature page follows]

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        IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day first above written.



                                    ISTA PHARMACEUTICALS, INC.



                                    By: /s/ Vicente Anido, Jr., Ph.D.
                                        ----------------------------------------
                                    Name:  Vicente Anido, Jr., Ph.D.
                                    Title: President and Chief Executive Officer



                                    MELLON INVESTOR SERVICES LLC,
                                    as Rights Agent



                                    By: /s/ Michael E. Dzieciolowski
                                        ----------------------------------------
                                    Name:  Michael E. Dzieciolowski
                                    Title: Assistant Vice President